Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(7)

(Form Type)

Telecom Argentina S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Class B Shares, nominal value P$1.00 per share(2)	457(c)	198,085,167	$1.378	$272,961,360	0.00014760	$40,289.10
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—
	Total Offering Amounts					$272,961,360		$40,289.10
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$40,289.10

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s American Depositary Shares (“ADSs”) on July 2, 2024, as reported on the New York Stock Exchange, of $6.89 per ADS (to give effect to the 5:1 ratio of class B shares to ADSs).

(2) Includes 198,085,167 class B shares in the form of ADSs. American Depositary Receipts evidencing ADSs issuable on deposit of class B shares have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-255672) filed on April 30, 2021, as amended from time to time.